Exhibit 10.4






                      NONCOMPETE AND TERMINATION AGREEMENT


         This Noncompete and Termination Agreement (the "Agreement") is dated and entered into as of January 1, 2005, between JOHN H. HARLAND COMPANY (the "Company") and Timothy C. Tuff ("Employee").

         In consideration of the mutual promises and agreements contained herein, as well as the promises and agreements contained in the letter agreement between the parties dated April 21, 2005 (to which this Agreement is attached as an exhibit), the parties, intending to be legally bound, hereby agree as follows:

Section 1         .        Restrictive Covenants.
------------------         ---------------------

1.1      Acknowledgment  of Access to  Confidential  Matters.  Employee and the
         ---------------------------------------------------
Company  recognize and  acknowledge that as a result of his employment with the
Company:

(a) Employee has had access to, and will continue to have access to, technology utilized by the Company and its subsidiaries (collectively, the "Company") in connection with their operations, which technology is unique to the Company, including production operating systems, order entry systems, quality control practices, decision support, database marketing and other technology developed by the Company for its various products and systems.

(b) Employee will have access to and knowledge of all financial statements and related data for the Company, including pricing, sales and training manuals, and other confidential materials utilized by the Company; complete and detailed knowledge of all the products of the Company and their capacities and specifications; and knowledge of all of the systems and procedures of the Company with regard to selling, pricing, and financing its products and services.

(c) Employee will have specific knowledge regarding the Company's customers, including their specific needs and current and anticipated requirements for the Company's products and services.

1.2 Potential Injury to Company. Employee recognizes, acknowledges and agrees that the Company's Confidential Information and Trade Secrets (as defined below), including those specified in Section 1.1, constitute valuable, special and unique assets of the Company and that the improper use or disclosure thereof would cause substantial loss of competitive advantage and other injury to the Company. Employee further agrees that the training and experience gained while employed by the Company and the knowledge acquired during his employment with the Company regarding the aforesaid information would enable him to injure and cause substantial harm to the Company if he should compete with the Company in its business before the expiration of a reasonable time after termination of his employment with the Company.

1.3 Noncompetition. For the reasons recited in Sections 1.1 and 1.2 above, Employee covenants and agrees that, during the term of his employment with the Company and for a period of two (2) years after the termination of such employment, Employee will not, within the continental United States, provide services similar to the services he provides to the Company as an officer, executive, managerial employee, partner, director or consultant to any entity or person engaged in the Restricted Businesses (as defined below). The agreements of Employee contained herein shall not prevent him from purchasing or owning an investment of not more than 1% of the outstanding capital stock of a publicly held company engaged in the Restricted Businesses, so long as his only relationship with such company is as a passive investor and he has no responsibility for the management of the company. For purposes of this Agreement, the term "Restricted Businesses" shall mean the printing, marketing and selling of financial and business documents, including checks, financial documents and forms, magnetic ink character recognition documents, and similar printed business documents; the development, marketing, and selling of database marketing software, loan and deposit origination and compliance software, marketing customer information file software, host processing software, and mortgage software applications; and the development, marketing, and selling of information management products and services, including optical mark reading equipment, scannable forms, survey solutions, and field maintenance services.

         The covenants on the part of Employee contained in Sections 1.3 through
1.8 of this Agreement shall be construed as agreements independent of each other and of any other provisions of this Agreement, and the existence of any claim or cause of action Employee may have against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of said covenants.

1.4 Nonsolicitation of Customers. Employee covenants and agrees that he will not, during the term of his employment with the Company and for a period of two
(2) years thereafter, either directly or indirectly, on Employee's own behalf or in the service of or on behalf of others, solicit, directly or indirectly, any business related to the Restricted Businesses from any of the Company's customers, including actively sought prospective customers, with whom Employee had material contact during the last twelve (12) months of Employee's employment by the Company or about whom Employee obtained Confidential Information or Trade Secrets during the course of his employment with the Company. "Material contact" as that term is used herein exists if interaction took place between Employee and such person or entity in an effort to further the business of the Company.

1.5 Nonsolicitation of Employees. Employee covenants and agrees that he will not, during the term of his employment with the Company and for a period of two
(2) years thereafter, directly or indirectly solicit, entice, encourage or persuade any employee of the Company to leave the services of the Company for any reason.

1.6 Nondisclosure of Trade Secrets. Employee covenants and agrees that he will not, without the prior written consent of the Company, during Employee's employment with the Company and for so long thereafter as the information or data remain Trade Secrets, use or disclose, or permit any unauthorized person to use, disclose, or gain access to any Trade Secrets of the Company. For purposes of this Agreement, the term "Trade Secret" means information including, but not

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limited to, any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

1.7 Nondisclosure of Confidential Information. Employee covenants and agrees that he will not, without the prior written consent of the Company, during Employee's employment with the Company and for a period of two (2) years thereafter, use or disclose, or permit any unauthorized person to use, disclose or gain access to, any Confidential Information to which the Employee obtained access by virtue of Employee's employment with the Company. For purposes of this Agreement, the term "Confidential Information" means the whole or any portion or phrase of any data or information, other than Trade Secrets, that is material to the Company and not generally known by the public. To the fullest extent consistent with the foregoing and otherwise lawful, Confidential Information shall include, without limitation, (i) the Company's sales records, profit and performance reports, pricing manuals, sales manuals, training manuals, selling and pricing procedures, and financing methods; (ii) the identities of the Company's customers, their special demands, and their current and anticipated requirements for the Company's products; (iii) the capabilities and specifications of the Company's products, product development, product formulas, functionality or application of products, and the sources of supply for raw materials used in production, packaging and shipping; (iv) the Company's business plans and financial statements and projections; and (v) the special products, programs and services the Company may offer or provide from time to time to its customers.

         The parties acknowledge and agree that the restrictions stated in Sections 1.6 and 1.7 are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state law. Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting the Company's right under applicable state law to protect its trade secrets and confidential information.

1.8 Materials. Employee agrees that all files, memoranda, notes, records, price lists, customer lists, drawings, manuals or other documents, whether made or compiled by Employee or furnished to Employee from any source by virtue of Employee's employment with the Company, are the sole property of the Company. Upon the request of the Company and, in any event, within five business days of the termination of Employee's employment with the Company, Employee shall deliver to the Company all such documents and materials.

1.9      Company's Ownership of Work Product.

(a)      Work Product.  Employee  acknowledges  and agrees that the Company
         ------------
         shall own all of his Work Product. For purposes of this Agreement, "Work Product" shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, discoveries and improvements, and other intellectual property rights, in any programming, documentation, technology or other work that

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

         relates to the business and interests of the Company that Employee conceives, develops or delivers to the Company at any time during the term of his employment. Work Product shall also include all intellectual property rights in any programming, documentation, technology or other work product that is contained in any of the products or systems, including development and support systems, of the Company as of the date of this Agreement or at any time prior to the date of this Agreement while Employee was engaged as an independent contractor or as an employee of the Company. All
         Work Product shall be considered work made for hire (as that term is defined in the United States Copyright Act, 17 U.S.C., Section 101) by Employee and owned by the Company. All work produced during Employee's employment with the Company shall be the Company's property unless otherwise agreed to in writing in advance by the Company.

(b)      Assignment  of Work Product.  If any of the Work Product may not, by
         ---------------------------
         operation of law, be considered work made for hire by Employee for the Company or if ownership of all right; title and interest of the intellectual property rights herein shall not otherwise vest exclusively in the Company, Employee agrees to assign, without further consideration, the ownership of all U.S. and international copyrights, patentable inventions and other intellectual property rights therein to the Company. The Company shall have the right to obtain and hold in its own name copyrights, registrations, and any other protection available in the foregoing. Employee agrees to perform, upon the reasonable request of the Company, during or within one (1) year after his employment, such further acts as may be necessary or desirable to transfer, perfect, and defend the Company's ownership of the Work Product. Employee agrees upon request to execute any documents of assignment and conveyance; obtain and aid in the enforcement of copyrights and patents with respect to the Work Product in any country; provide testimony in connection with any proceeding affecting the right, title or interest of the Company in any Work Product; and perform any other acts deemed necessary or desirable to carry out the purposes of this Agreement. The Company agrees to reimburse all reasonable out-of-pocket expenses incurred in connection with the foregoing.

1.10 Effect of Termination Without Cause on Section 1.3, 1.4 and 1.5. Notwithstanding any provision to the contrary herein contained, in the event of any involuntary termination of employment of the Employee by the Company, other than a termination for Cause (as defined in Section 3.2(c)) or in the event of any termination of employment by Employee for Good Reason (as defined in Section 3.1(b)), then the Company's sole and exclusive remedy for a violation of the provisions of Section 1.3, 1.4 and 1.5 of this Agreement shall be the forfeiture of any Severance Pay thereafter otherwise due or payable to Employee under the provisions of Section 3.2 hereof.

Section 2         .   Termination and Changes of Employment.
------------------    -------------------------------------

         This Agreement shall not affect the right of the Company to terminate Employee or to change employee's job title, responsibilities, duties, reporting responsibilities, or authority. The Company shall have the right to terminate Employee's employment at any time for Cause (as defined below) and the Company shall not be required to provide advance notice to Employee of such termination.

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

The Company shall have the right to terminate Employee's employment for any reason other than for Cause by giving written notice thereof to Employee at 3406 Valley Circle, Atlanta, Georgia 30305 at least thirty (30) days in advance of the effective date of the termination (the "notice period"). If the Company's notice so provides, Employee shall cease performing services or duties for the Company as of any date during the notice period and prior to the effective date of the termination. Employee shall have the right to terminate his employment with the Company at any time by giving written notice thereof to the Chairman of the Governance Committee of the Board of Directors of the Company (or any successor committee) (the "Committee") at 2939 Miller Road, Decatur, Georgia 30035, whereupon his employment shall terminate on the 90th day after the Committee's receipt of such written notice. The covenants and agreements contained in this Agreement shall survive any termination of Employee's employment with the Company as provided for herein.

Section 3         .   Effect of Certain Terminations and Changes of Employment.
------------------    --------------------------------------------------------

3.1      Termination or Change of Employment After Change in Control.
         -----------------------------------------------------------

(a) In the event that, within one year after a "Change in Control" of the Company (as defined in Section 3.3) shall have occurred but before December 31, 2009, Employee resigns as an employee of the Company for any reason whatsoever, or the Company terminates his employment without Cause, then the Company or its successor shall pay to Employee, following such resignation or termination, his "Severance Pay" (as defined in Section 3.4). Employee shall not be entitled to Severance Pay if he resigns or the Company terminates his employment without Cause after December 31, 2009.

(b) In addition, after a Change in Control of the Company, if Employee resigns for Good Reason, he shall be entitled to Severance Pay. For purposes of this Agreement, "Good Reason" shall mean any subsequent reduction in Employee's base compensation or an adverse change in his duties and responsibilities, or any change in his work which involves a relocation of his principal place of employment by more than 100 miles or which requires a change in his place of residence by more than 50 miles shall entitle Employee to Severance Pay unless either (i) Employee consents in writing to such reduction or change,
         (ii) the Company can demonstrate by clear and convincing evidence that such reduction or change was based primarily on Employee's failure to reasonably perform his duties and responsibilities under the circumstances and, further, that such reduction or change was made only after the Company had provided Employee with written notice of such failure and a reasonable period of time to correct such failure, or (iii) such reduction or change comes more than two years after such Change in Control or after December 31, 2009.

3.2      Termination or Change of Employment Before Change in Control.
         ------------------------------------------------------------

(a) In the event of any involuntary termination of employment of the Employee by the Company on or before December 31, 2009, other than termination for Cause, in the absence of a Change in Control within one year prior to such termination (to which Section 3.1(a) hereof applies), or Employee terminates his employment as a result of Good Reason, and upon written notice by Employee to the Company, Employee shall continue to receive, as severance pay, two times his then-current base salary ("Severance Pay"). Such Severance Pay shall be reduced by applicable taxes and paid in twenty-four (24) substantially equal installments beginning on the date that is six (6) months after the effective date of his termination or resignation and continuing monthly thereafter provided that Employee does not during the restricted period described in Sections 1.3, 1.4, and 1.5 violate the covenants described in those sections. If Employee violates the terms of any of the covenants described in Sections 1.3, 1.4, and 1.5, he will forfeit any remaining installments of his Severance Pay. For purposes of this Section 3.2 and Section 3.4, a "month" shall be determined in accordance with
         Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

(b) In addition, Employee shall be entitled to receive a pro rata portion of any bonus which otherwise would have been earned for the calendar year in which his employment is terminated, measured from January 1 through the date of termination. Such amount shall be paid promptly upon the calculation of bonuses after year end, or, if later, the date that is six (6) months after the effective date of his termination or resignation.

(c)      For the  purposes  of this  Agreement,  Cause  shall  consist  of
         (i) Employee's embezzlement of funds, Employee's commission of fraud against the Company, or Employee's gross negligence or willful misconduct in the performance of Employee's duties, (ii) Employee's failure to devote substantially all of his full working time to the fulfillment of his duties with the Company, (iii) Employee's conviction of, guilty plea to, or confession of a felony or any act of fraud or any other act of moral turpitude, or
         (iv) Employee's engaging in conduct or activities materially damaging to the property, business or reputation of the Company; provided, however, that no conduct, action or decision made or taken by Employee in good faith consistent with the business judgment rule shall provide a basis for termination for Cause.

3.3 Change in Control of the Company. A Change in Control shall be deemed to occur (a) upon the sale by the Company of all or substantially all of its assets, the consolidation of the Company with another person, or the merger of the Company with any person as a result of which merger the Company is not the surviving entity, (b) if Beneficial Ownership of 30% or more of the Common Stock of the Company is held by any person or entity, or (c) in the event that a "Triggering Event" (as defined therein) shall have occurred under the Company's Share Purchase Rights Plan currently in effect or any successor plan. "Beneficial Ownership" shall have the meaning provided in Rule 13d-3 under the Securities Exchange Act of 1934.

3.4      Change in Control  Severance  Pay.  For the  purpose of  Section 3.1
         ---------------------------------
of this Agreement, the Employee's Change in Control Severance Pay shall equal the lesser of

(a) 2.99 times Employee's highest annual taxable compensation (for federal income tax purposes) as reported by the Company to the Internal Revenue Service on its form W-2 (or any successor to such form) for any calendar year of Employee's employment with the Company, including any calendar year prior to the date hereof, plus the aggregate of his elective deferrals or contributions to any cafeteria plan, 401(k) plan, other qualified plan or nonqualified deferred compensation plan that are not taxable (for federal income tax purposes) when made (or his annualized compensation, deferrals and contributions in the event such calculation is for a partial year) or

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(b)      the amount determined pursuant to Section 3.5.

         Change in Control Severance Pay shall be reduced by applicable taxes and paid in a lump sum on the date that is six (6) months after the effective date of his termination or resignation.

3.5      Parachute Limitation.

(a) If the Company determines that, as a result of a Change in Control, any cash compensation, benefits, acceleration of vesting of stock options or restricted stock, or other payments in the nature of compensation (within the meaning of Section 280G of the Code) to (or for the benefit of) Employee provided under the terms of this Agreement or otherwise (collectively, such cash compensation, benefits, acceleration and other payments are referred herein as the "Payments") would constitute parachute payments (within the meaning of Section 280G of the Code) that would cause Employee to incur an excise tax under Section 4999 of the Code or the Company to lose a tax deduction under Section 280G of the Code for any Payments, such Payments shall be reduced to the extent the Company deems necessary so that the Employee is not subject to an excise tax under
         Section 4999 of the Code and the Company does not lose a tax deduction under Section 280G of the Code for any Payments.

(b) The Company shall reduce Payments in the following order: (1) by reducing the number of stock options that become vested upon a Change in Control (in reverse order of price, with the highest priced options first becoming unvested), (2) by reducing the number of shares of restricted stock and/or performance shares that become vested upon a Change in Control, and (3) by reducing cash compensation (including Severance Pay). The limitations on vesting of stock options, restricted stock and/or performance shares in order to reduce Payments as set forth in this Section 3.5(b) shall in no way limit or impact the normal vesting schedule for such stock options, restricted stock and/or performance shares as set forth in the agreements relating thereto.

(c) The Company (at the Company's expense) shall use a public accounting firm reasonably acceptable to Employee to make calculations necessary for determining any such reduction of Payments and to certify to Employee that the remaining Payments will not cause Employee to incur an excise tax under Section 4999 of the Code and to prepare Employee's federal income tax return for the year of the Change in Control.

Section 4         .   Term of Agreement.
------------------    -----------------

         This Agreement shall commence on the date first set forth above and shall continue until December 31, 2009. Notwithstanding any provision in this Agreement to the contrary, the provisions of Sections 1.1 through 1.10 of this Agreement shall survive any termination or expiration of this Agreement as necessary to preserve the rights and obligations of the parties under those Sections.

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Section 5         .   Miscellaneous.
------------------    -------------

5.1      Binding Effect.

(a) This Agreement shall inure to the benefit of and shall be binding upon Employee, his executor, administrator and heirs but may not be assigned by him. This Agreement shall be binding upon the Company and its successors and assigns.

         (i) Prior to a Change in Control, of the Company this Agreement may not be transferred or assigned by the Company, either by voluntary action or by operation of law.

         (ii) After a Change in Control of the Company, this Agreement may be transferred or assigned by the Company and shall be binding on the transferee or assignee; provided, however, that Employee shall be given written notice thereof at least twenty (20) days prior to the proposed transfer or assignment.

5.2 Applicable Law. This Agreement has been entered into in and shall be governed by and construed under the laws of the State of Georgia (not including the choice of laws rules thereof). The parties agree to submit all disputes arising from or relating to this Agreement to the exclusive jurisdiction of the United States District Court for the Northern District of Georgia or the State or Superior Courts of DeKalb County, Georgia, as applicable. The parties hereby consent to the exclusive jurisdiction and venue of such courts for the litigation of all disputes and waive any claims of improper venue, lack of personal jurisdiction, or lack of subject matter jurisdiction as to any such disputes.

5.3 Invalid Provisions. If fulfillment of any provision of this Agreement, at the time such fulfillment shall be due, shall transcend the limit of validity prescribed by law, then the obligation to be fulfilled shall be reduced to the limit of such validity; and if any clause or provision contained in this Agreement operates or would operate to invalidate this Agreement, in whole or in part, then such clause or provision only shall be held ineffective, as though not herein contained, and the remainder of this Agreement shall remain operative and in full force and effect.

5.4 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.5 Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement thereof notwithstanding any prior representation or statements to the contrary. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the letter agreement between the parties dated April 21, 2005 regarding restrictive covenants, the effect of termination and changes of employment, severance pay and change in control severance pay, the terms of this Agreement shall control. This Agreement shall supersede and cancel the Noncompete and Termination Agreement between the parties dated January 1, 2002.

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5.6 Waiver. The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent or simultaneous breach of the same or different provisions.

5.7 Modification. No provision of this Agreement may be amended, changed, altered, modified or waived except in writing signed by Employee and an authorized representative of the Company, which writing shall specifically reference this Agreement and the provision which the parties intend to waive or modify; provided, however, that neither party shall unreasonably withhold its or his consent to any amendment that the other party determines is necessary or desirable to comply with the requirements of Section 409A of the Code.

5.8 Understanding. The parties covenant and agree that they have read and fully understand the contents and the effect of this Agreement. Employee and the Company warrant and agree that they have had a reasonable opportunity and been advised in writing to seek the advice of an attorney as to such content and effect. The parties accept each and all of the terms, provisions, and conditions of this Agreement, and do so voluntarily and with full knowledge and understanding of the contents, nature, and effect of this Agreement.

5.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.



[CORPORATE SEAL]



Attest:                                 JOHN H. HARLAND COMPANY

                                        BY:
------------------------------------    --------------------------------------
                                        G. Harold Northrop
                                        Chair, Governance Committee
                                        of the Board of Directors

                                        Date:  April ______, 2005

Witness:                                EMPLOYEE


                                        Timothy C. Tuff

                                        Date:  April ______, 2005

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